STATE OF TEXAS

ARTICLES OF MERGER

OF

A21, INC.
(a Texas corporation)
Parent/Non-Survivor

WITH AND INTO

A21, INC.
(a Delaware corporation)
Subsidiary/Survivor

To the Secretary of State
State of Texas

Pursuant to the provisions of Article 5.16 of the Texas Business Corporation Act, the domestic corporation herein named adopts the following articles of merger for the purpose of merging its domestic parent corporation with and into its Delaware wholly-owned subsidiary corporation .

1. The name of the parent corporation is a21, Inc. (“a21, Inc.-Texas”); and the jurisdiction under which it is organized is the State of Texas.

2. The name of the subsidiary corporation is a21, Inc. (“a21, Inc.-Delaware”); and the jurisdiction under which it is organized is the State of Delaware.

3. a21, Inc.-Texas shall be merged with and into a21, Inc.-Delaware, and the separate existence of a21, Inc.-Texas shall cease.

4. The surviving entity shall be a21, Inc.-Delaware, and the name of the surviving entity will remain a21, Inc.

5. The following is a copy of the resolution to merge the a21, Inc.-Texas with and into a21, Inc.-Delaware as adopted by the Board of Directors of the a21, Inc.-Texas on June 23, 2006:

“RESOLVED, that this a21, Inc.-Texas, as the owner of all of the outstanding shares of a21, Inc.-Delaware, a business corporation of the State of Delaware, does hereby merge a21, Inc.-Texas with and into a21, Inc. - Delaware.”

RESOLVED, that the Board of Directors and the proper officers of a21, Inc.-Texas are hereby authorized, empowered, and directed to do and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of the merger of a21, Inc.-Texas with and into a21, Inc.-Delaware.”

6. The total outstanding number of shares of common stock of a21, Inc.-Texas is 77,622,624 and 40,658,362 (52.38%) of the common stock holders approved the Plan of Merger merging a21, Inc.-Texas with and into a21, Inc.-Delaware. The original Articles of Incorporation for a21, Inc.-Texas provide for an affirmative majority vote of greater than 50% of the holders not a two-thirds vote as required by the Texas Business Corporation Act (“TBCA”).

7. The approval of the Plan of Merge was duly authorized by all action required by the laws under which a21, Inc.-Delaware was incorporated and by its charter documents.

8. The address of the registered office of the a21, Inc.-Delaware, the surviving entity, in the jurisdiction under the laws of which it is governed is c/o National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901.

9. a21, Inc.-Delaware agrees that it will within 30 days after the filing of the Certificate of Merger will promptly pay to the State of Texas all fees and taxes (including penalties and interest), if any, due to the State of Texas by a21, Inc.-Texas.

Dated: July 31, 2006
A21, INC., a Texas corporation

	By:	/s/ Albert H. Pleus
Name: Albert H. Pleus Title: Chief Executive Officer